Exhibit 23.1

                         Independent Auditors' Consent

The Board of Directors and Stockholders
Palatin Technologies, Inc.:

     We consent to the incorporation by reference in (i) the registration statement (No. 333-33569) on Form S-3, (ii) the registration statement (No. 333-56605) on Form S-3, (iii) the registration statement (No. 333-57079) on Form S-8, (iv) the registration statement (No. 333-64951) on Form S-3, (v) the registration statement (No. 333-72873) on Form S-3, (vi) the registration statement (No. 333-84421) on Form S-3, (vii) the registration statement (No. 333-52024) on Form S-3, (viii) the registration statement (No. 333-54981) on Form S-3, (ix) the registration statement (No. 333-74990) on Form S-3, and (x) the registration statement (No. 333-83876) on Form S-8, of Palatin Technologies, Inc. of our report dated September 20, 2002, with respect to the consolidated balance sheet of Palatin Technologies, Inc. and subsidiaries as of June 30, 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flow for the year then ended, which report appears in the June 30, 2002, annual report on Form 10-K of Palatin Technologies, Inc. Our report dated September 20, 2002, contains an explanatory paragraph that states the Company has suffered recurring losses from operations, has an accumulated deficit and has limited liquid resources that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                                    /s/ KPMG LLP

Philadelphia, Pennsylvania
September 30, 2002